                                                                     EXHIBIT 4.4

         THIS SECURITY IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE ISSUE PRICE OF THIS SECURITY IS $505.19 PER $1,000 OF PRINCIPAL AMOUNT AT MATURITY; THE AMOUNT OF ORIGINAL ISSUE DISCOUNT IS INDETERMINABLE AS OF THE ISSUE DATE; THE ISSUE DATE OF THIS SECURITY IS MAY 13, 2003; AND THE YIELD TO MATURITY FOR THE PURPOSES OF ACCRUING ORIGINAL ISSUE DISCOUNT IS 5.05% PER ANNUM, CALCULATED ON A SEMIANNUAL BOND EQUIVALENT BASIS.

         UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

         TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE TWO OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

         THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY, THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

         THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES TO OFFER, SELL, OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE "RESALE RESTRICTION TERMINATION DATE"), WHICH IS TWO YEARS AFTER (X) THE LATER OF THE LAST DAY SECURITIES OF THIS ISSUE WERE ISSUED AND (Y) THE LAST DATE ON WHICH RPM INTERNATIONAL INC. (THE "COMPANY" OR THE "ISSUER") OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT

REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF SUBPARAGRAPH (A)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL "ACCREDITED INVESTOR," FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (D) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY'S AND THE TRUSTEE'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF ANY HOLDER THAT IS NOT AN AFFILIATE OF THE COMPANY AFTER THE RESALE RESTRICTION TERMINATION DATE.

         THE FOREGOING LEGEND MAY BE REMOVED FROM THIS SECURITY ON SATISFACTION OF THE CONDITIONS SPECIFIED IN THE INDENTURE.

                             RPM INTERNATIONAL INC.
                        SENIOR CONVERTIBLE NOTE DUE 2033

No. A-1                                   CUSIP: 749 685 AJ 2
Issue Date: May 13, 2003
Issue Price: $505.19                      Original Issue Discount: $494.81
(for each $1,000 Principal                (for each $1,000 Principal
Amount at Maturity)                       Amount at Maturity)

         RPM INTERNATIONAL INC., a Delaware corporation (herein called the "Company"), promises to pay to Cede & Co. or registered assigns, the Principal Amount at Maturity of TWO HUNDRED FORTY SEVEN MILLION FIVE HUNDRED AND FOURTEEN THOUSAND DOLLARS ($247,514,000) on May 13, 2033.

         This Security shall not bear interest except as specified on the other side of this Security. Original Issue Discount will accrue as specified on the other side of this Security. This Security is convertible as specified on the other side of this Security.

         Additional provisions of this Security are set forth on the other side of this Security.

                                                   RPM INTERNATIONAL INC.

                                                   By:__________________________
                                                   Title:

                                                   By:__________________________
                                                   Title:

Dated: May  , 2003

TRUSTEE'S CERTIFICATE OF
  AUTHENTICATION

THE BANK OF NEW YORK,
as Trustee, certifies that this
is one of the Securities referred
to in the within-mentioned Indenture.

By:___________________________________
         Authorized Signatory

                           [REVERSE SIDE OF SECURITY]
                        SENIOR CONVERTIBLE NOTES DUE 2033

1.       Interest.

         The Company promises to pay interest in cash on the Principal Amount at Maturity of this Note at the rate per annum of 1.389% from the Issue Date, or from the most recent date to which interest has been paid or provided for, until May 13, 2008. During such period, the Company will pay cash interest semiannually in arrears on May 13 and November 13 of each year (each an "Interest Payment Date") to Holders of record at the close of business on each April 28 and October 29 (whether or not a business day) (each a "Regular Record Date") immediately preceding such Interest Payment Date. Cash interest on the Securities will accrue from the most recent date to which interest has been paid or duly provided or, if no interest has been paid, from the Issue Date. Cash interest will be computed on the basis of a 360-day year of twelve 30-day months.

         After May 13, 2008, this Security shall not bear interest, except as specified in this paragraph or in paragraphs 5 and 11 hereof. If the Principal Amount at Maturity hereof or any portion of such Principal Amount at Maturity is not paid when due (whether upon acceleration pursuant to Section 6.02 of the Indenture, upon the date set for payment of the Redemption Price pursuant to paragraph 6 hereof, upon the date set for payment of the Purchase Price or Change in Control Purchase Price pursuant to paragraph 7 hereof or upon the Stated Maturity of this Security) or if cash interest (including semiannual or Contingent Cash Interest, if any) due hereon or any portions of such cash interest is not paid when due in accordance with paragraphs 5 or 11 hereof, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate of 2.75% per annum, compounded semiannually, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand. The accrual of such interest on overdue amounts shall be in lieu of, and not in addition to, the continued accrual of Original Issue Discount or cash interest.

         Original Issue Discount (the difference between the Issue Price and the Principal Amount at Maturity of the Security), in the period during which a Security remains outstanding, shall accrue at 2.75% per annum beginning on May 13, 2008, on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months.

2.       Method of Payment.

         Subject to the terms and conditions of the Indenture, the Company will make payments in respect of Redemption Prices, Purchase Prices, Change in Control Purchase Prices and at Stated Maturity to Holders who surrender Securities to a Paying Agent to collect such payments in respect of the Securities. In addition, the Company will pay cash interest from the Issue Date until May 13, 2008, as more fully described in paragraph 1 hereof. The Company will pay any cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by check payable in such money.

3.       Paying Agent, Conversion Agent, Registrar and Bid Solicitation Agent.

         Initially, The Bank of New York, a New York banking corporation (the "Trustee"), will act as Paying Agent, Conversion Agent, Registrar and Bid Solicitation Agent. The Company may appoint and change any Paying Agent, Conversion Agent, Registrar or co-registrar or Bid Solicitation Agent without notice, other than notice to the Trustee except that the Company will maintain at least one Paying Agent in the State of New York, City of New York, Borough of Manhattan, which shall initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent, Registrar or co-registrar. None of the Company, any of its Subsidiaries or any of their Affiliates shall act as Bid Solicitation Agent.

4.       Indenture.

         The Company issued the Securities pursuant to an Indenture dated as of May 13, 2003 (the "Indenture"), between the Company and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect from time to time (the "TIA"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the TIA for a statement of those terms.

         The Securities are general unsecured and unsubordinated obligations, of the Company, limited to $297,000,000 aggregate Principal Amount at Maturity (subject to Section 2.07 of the Indenture). The Indenture does not limit other indebtedness of the Company, secured or unsecured.

5.       Contingent Cash Interest.

         Subject to the conditions of the Indenture and the accrual and record date provisions specified in this paragraph 5, the Company shall pay Contingent Cash Interest to the Securityholders during any Semiannual Period, with the initial six-month period commencing on May 14, 2008, if, but only if, the Average Security Market Price for the five Trading Days ending on the third Trading Day immediately preceding the first day of the applicable Semiannual Period equals 120% or more of the Relevant Value of such Security.

         Contingent Cash Interest, if any, will accrue and be payable to holders of this Security as of the Contingent Cash Interest Record Date. Original Issue Discount will continue to accrue at 2.75% whether or not Contingent Cash Interest is paid.

         The amount of Contingent Cash Interest payable per $1,000 Principal Amount at Maturity hereof in respect of any quarterly period of the applicable Contingent Cash Interest Period shall equal the annual rate of 1.0% of the Average Security Market Price for the five Trading Day measuring period.

         Upon determination that Securityholders will be entitled to receive Contingent Cash Interest during a Semiannual Period, the Company shall issue a press release and publish such information on its web site or through such other public medium it may use at the time.

6.       Redemption at the Option of the Company.

         No sinking fund is provided for the Securities. The Securities are redeemable for cash as a whole, or from time to time in part, at any time at the option of the Company in accordance with the Indenture at the Redemption Prices set forth below; provided, that the Securities are not redeemable prior to May 13, 2008.

         The table below shows Redemption Prices of a Security per $1,000 Principal Amount at Maturity on the dates shown below and at Stated Maturity, which prices reflect accrued Original Issue Discount calculated to each such date. The Redemption Price of a Security redeemed between such dates shall include an additional amount reflecting the additional Original Issue Discount accrued since the immediately preceding date in the table to, but not including, the Redemption Date.

                  [Remainder of page intentionally left blank]

                                                                                  (3)
                                                           (2)                 Redemption
                                    (1)             Accrued Original             Price
Redemption Date              Note Issue Price        Issue Discount            (1) + (2)
---------------              ----------------        --------------            ---------
May 13,
2008.....................         $505.19                $  0.00              $  505.19
2009.....................          505.19                  13.99                 519.18
2010.....................          505.19                  28.36                 533.55
2011.....................          505.19                  43.14                 548.33
2012.....................          505.19                  58.32                 563.51
2013.....................          505.19                  73.92                 579.11
2014.....................          505.19                  89.96                 595.15
2015.....................          505.19                 106.44                 611.63
2016.....................          505.19                 123.37                 628.56
2017.....................          505.19                 140.78                 645.97
2018.....................          505.19                 158.66                 663.85
2019.....................          505.19                 177.05                 682.24
2020.....................          505.19                 195.94                 701.13
2021.....................          505.19                 215.35                 720.54
2022.....................          505.19                 235.30                 740.49
2023.....................          505.19                 255.81                 761.00
2024.....................          505.19                 276.88                 782.07
2025.....................          505.19                 298.53                 803.72
2026.....................          505.19                 320.79                 825.98
2027.....................          505.19                 343.66                 848.85
2028.....................          505.19                 367.16                 872.35
2029.....................          505.19                 391.32                 896.51
2030.....................          505.19                 416.14                 921.33
2031.....................          505.19                 441.65                 946.84
2032.....................          505.19                 467.87                 973.06
At stated maturity.......          505.19                 494.81               1,000.00

         If this Security has been converted to a semiannual coupon note following the occurrence of a Tax Event, the Redemption Price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion to but not including the Redemption Date; but in no event will this Security be redeemable before May 13, 2008.

7.       Purchase by the Company at the Option of the Holder.

         Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase, at the option of the Holder, the Securities held by such Holder on the following Purchase Dates and at the following Purchase Prices, plus accrued and unpaid cash interest, if any, per $1,000 Principal Amount at Maturity, upon delivery of a Purchase Notice containing the information set forth in the Indenture, at any time from the opening of business on the date that is 20 Business Days prior to such Purchase Date until the close of business on the day immediately preceding such Purchase Date and upon delivery of the Securities to the Paying Agent by the Holder as set forth in the Indenture.

                   Purchase Date             Price Purchase
                   -------------             --------------
                   May 13, 2008                  $505.19

                   May 13, 2013                  $579.11

                   May 13, 2018                  $663.85

                   May 13, 2023                  $761.00

                   May 13, 2028                  $872.35

         The Purchase Price (equal to the Issue Price plus accrued Original Issue Discount to the Purchase Date) may be paid, at the option of the Company, in cash or by the issuance and delivery of shares of Common Stock of the Company, or in any combination thereof in accordance with the Indenture.

         If prior to a Purchase Date this Security has been converted to a semiannual coupon note following the occurrence of a Tax Event, the Purchase Price will be equal to the Restated Principal Amount plus accrued and unpaid cash interest from the date of conversion to the Purchase Date as provided in the Indenture.

         At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase the Securities held by such Holder no later than 30 Business Days after the occurrence of a Change in Control of the Company, but in no event prior to the date on which such a Change in Control occurs, for a Change in Control Purchase Price equal to the Issue Price plus accrued Original Issue Discount and accrued and unpaid cash interest, including Contingent Cash Interest, if any, to but not including the Change in Control Purchase Date, which Change in Control Purchase Price shall be paid in cash. If prior to a Change in Control Purchase Date this Security has been converted to a semiannual coupon note following the occurrence of a Tax Event, the Change in Control Purchase Price shall be equal to the Restated Principal Amount plus accrued cash interest from the date of conversion to the Change in Control Purchase Date.

         A third party may make the offer and purchase of the Securities in lieu of the Company in accordance with the Indenture.

         Holders have the right to withdraw any Purchase Notice or Change in Control Purchase Notice, as the case may be, by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

         If cash (and/or securities if permitted under the Indenture) sufficient to pay the Purchase Price or Change in Control Purchase Price, as the case may be, of all Securities or portions thereof to be purchased as of the Purchase Date or the Change in Control Purchase Date, as the case may be, is deposited with the Paying Agent on the Business Day following the Purchase Date or the Change in Control Purchase Date, as the case may be, Original Issue Discount or cash interest (including semiannual and Contingent Cash Interest), if any, shall cease to accrue on such Securities (or portions thereof) on such Purchase Date or Change in Control Purchase Date, as the case may be, and the Holder thereof shall have no other rights as such (other than the right to receive the Purchase Price or Change in Control Purchase Price, as the case may be, if any, upon surrender of such Security).

8.       Notice of Redemption.

         Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at the Holder's registered address. If money sufficient to pay the Redemption Price of, and accrued and unpaid cash interest, if any, with respect to, all Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to or on the Redemption Date, on such Redemption Date, Original Issue Discount or cash interest (including semiannual and Contingent Cash Interest), if any, shall cease to accrue on such Securities or portions thereof. Securities in denominations larger than $1,000 of Principal Amount at Maturity may be redeemed in part but only in integral multiples of $1,000 of Principal Amount at Maturity.

9.       Conversion.

         Conversion Based on Sale Price of Common Stock. Subject to the provisions of this paragraph 9 and notwithstanding the fact that any other condition to conversion described below has not been satisfied, Holders may convert the Securities into Common Stock on a Conversion Date in any fiscal quarter commencing after May 31, 2003, if, as of the last day of the preceding fiscal quarter, the Sale Price of the Common Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days ending on the last Trading Day of the most recently ended fiscal quarter, is greater than the conversion trigger price per share. The "conversion trigger price" for any fiscal quarter shall be 120% of the accreted conversion price per share (calculated without giving effect to accrued cash interest, if any) of Common Stock on the last day of such fiscal quarter. If the foregoing condition is satisfied, then the Securities will be convertible at any time at the option of the Holder, through their maturity.

         The "accreted conversion price per share" of Common Stock as of any day equals the quotient of:

             - the Issue Price and accrued Original Issue Discount, if any, to that day, divided by

             - the number of shares of Common Stock issuable upon conversion of $1,000 Principal Amount at Maturity of Securities on that day pursuant to this paragraph 9 and Article 11 of the Indenture.

         Conversion Based on Credit Ratings Downgrade. Subject to the provisions of this paragraph 9 and the Indenture and notwithstanding the fact that any other condition to conversion has not been satisfied, the Securities shall be convertible into Common Stock at the election of a Holder on a Conversion Date at any time that (a) the credit rating assigned to the Securities by Moody's Investors Service Inc. and its successors ("Moody's") is Ba3 or lower or the credit rating assigned to the Securities by Standard & Poor's Credit Market Services, a division of the McGraw-Hill Companies Inc. and its successors ("Standard & Poor's") is BB or lower, or (b) the Securities are no longer rated by either or both of Moody's or Standard & Poor's, or (c) either or both of Moody's or Standard & Poor's have suspended or withdrawn their ratings of the Securities.

         Conversion upon Redemption. Subject to the provisions of this paragraph 9 and notwithstanding the fact that any other condition described herein to conversion has not been satisfied, a Holder may convert into Common Stock a Security or portion of a Security which has been called for redemption pursuant to paragraph 6 hereof, but such Securities may be surrendered for conversion only until the close of business on the second Business Day immediately preceding the Redemption Date.

         Conversion Upon Certain Distributions. Subject to the provisions of this paragraph 9 and notwithstanding the fact that any other condition to conversion has not been satisfied, in the event that the Company declares a dividend or distribution described in Section 11.07 of the Indenture, or a dividend or a distribution described in Section 11.08 of the Indenture and, in the case of a dividend or distribution described in Section 11.08 of the Indenture, the sum of (a) the fair market value, per share, of such dividend or distribution per share of Common Stock, and (b) the quotient of (1) the amount of Contingent Cash Interest paid on the Securities during the Ex-Dividend Measurement Period divided by (2) the number of shares of Common Stock issuable upon conversion of Securities at the Conversion Rate in effect at the Ex-Dividend Time, as determined in the Indenture, exceeds 15% of the Sale Price of the Common Stock on the Business Day immediately preceding the date of declaration for such dividend or distribution, the Securities may be surrendered for conversion beginning on the date the Company gives notice to the Holders of such right, which shall not be less than 20 days prior to the Ex-Dividend Time for such dividend or distribution, and Securities may be surrendered for conversion at any time thereafter until the close of business on the Business Day prior to the Ex-Dividend Time or until the Company announces that such dividend or distribution will not take place.

         Conversion Upon Occurrence of Certain Corporate Transactions. Subject to the provisions of this paragraph 9 and notwithstanding the fact that any other condition described herein to conversion has not been satisfied, in the event the Company is a party to a consolidation, merger or binding share exchange pursuant to which the Common Stock would be converted into cash, securities or other property as set forth in Section 11.14 of the Indenture, the Securities may be surrendered for conversion at any time from and after the date which is 15 days prior to the date announced by the Company as the anticipated effective time until 15 days after the actual effective date of such transaction, and at the effective time of such transaction the right to convert a Security into Common Stock will be deemed to have changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its Security immediately prior to the transaction.

         A Security in respect of which a Holder has delivered a Purchase Notice or Change in Control Purchase Notice exercising the option of such Holder to require the Company to purchase such Security may be converted only if such notice of exercise is withdrawn in accordance with the terms of the Indenture.

         The initial Conversion Rate is 27.0517 shares of Common Stock per $1,000 Principal Amount at Maturity, subject to adjustment in the case of certain events described in the Indenture. The Company will deliver cash or a check in lieu of any fractional share of Common Stock. The ability to surrender Securities for conversion will expire at the close of business on May 11, 2033.

         In the event the Company exercises its option pursuant to Section 10.01 of the Indenture to have interest in lieu of Original Issue Discount or cash interest accrue on the Security following a Tax Event, the Holder will be entitled on conversion to receive the same number of shares of Common Stock such Holder would have received if the Company had not exercised such option.

         Accrued and unpaid interest in lieu of Original Issue Discount and cash interest, including Contingent Cash Interest, if any, will not be paid on Securities that are converted following a Tax Event; provided, however, that Securities surrendered for conversion during the period, in the case of interest in lieu of Original Issue Discount, from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, shall be entitled to receive such interest, in lieu of Original Issue Discount, payable on such Securities on the corresponding Interest Payment Date and (except Securities with respect to which the Company has mailed a notice of redemption) Securities surrendered for conversion during such periods must be accompanied by payment of an amount equal to the interest in lieu of Original Issue Discount with respect thereto that the registered Holder is to receive.

         To convert a Security, a Holder must (a) complete and manually sign the conversion notice (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (b) surrender the Security to the Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee and (d) pay any transfer or similar taxes, if required.

         A Holder may convert a portion of a Security if the Principal Amount at Maturity of such portion is $1,000 or an integral multiple of $1,000. No payment or adjustment will be made for dividends on the Common Stock except as provided in the Indenture. On conversion of a Security, accrued Original Issue Discount and any accrued and unpaid cash interest (or interest if the Company has exercised its option provided for in paragraph 11 hereof), including Contingent Cash Interest, attributable to the period from the Issue Date (or, if the Company has exercised the option referred to in paragraph 11 hereof, the later of (x) the date of such exercise and (y) the date on which interest was last paid) through the Conversion Date shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through the delivery of the Common Stock (together with the cash payment, if any, in lieu of fractional shares) in exchange for the Security being converted pursuant to the terms hereof; and the fair market value of such shares of Common Stock (together with any such cash payment in lieu of fractional shares) shall be treated as issued, to the extent thereof, first in exchange for Original Issue Discount and any accrued and unpaid cash interest (or interest, if the Company has exercised its option provided for in paragraph 11 hereof), including Contingent Cash Interest, accrued through the Conversion Date, and the balance, if any, of such fair market value of such

Common Stock (and any such cash payment) shall be treated as issued in exchange for the Issue Price of the Security being converted pursuant to the provisions hereof.

         The Conversion Rate will be adjusted in accordance with Article 11 of the Indenture for dividends or distributions on Common Stock payable in Common Stock or other Capital Stock; subdivisions, combinations or certain reclassifications of Common Stock; distributions to all holders of Common Stock of certain rights to purchase Common Stock for a period expiring within 60 days of the Issue Date at less than the Sale Price of the Common Stock at the Time of Determination; and distributions to such holders of assets or debt securities of the Company or certain rights to purchase securities of the Company (excluding certain cash dividends or distributions) and certain rights pursuant to shareholder rights plans. The Company from time to time may voluntarily increase the Conversion Rate.

         If the Company is a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of its assets, or upon certain distributions described in the Indenture, the right to convert a Security into Common Stock may be changed into a right to convert it into securities, cash or other assets of the Company or another person.

10.      [INTENTIONALLY OMITTED.]

11.      Tax Event.

(a) From and after (i) the date (the "Tax Event Date") of the occurrence of a Tax Event and (ii) the date the Company exercises the option provided for in this paragraph 11, whichever is later (the "Option Exercise Date"), at the option of the Company, interest in lieu of future Original Issue Discount shall accrue at the rate of 2.75% per annum on a principal amount per Note (the "Restated Principal Amount") equal to the Issue Price plus Original Issue Discount accrued through the Option Exercise Date and shall be payable semiannually on May 13 and November 13 of each year (each an "Interest Payment Date") to Holders of record at the close of business on each April 28 and October 29, respectively, (each a "Regular Record Date") immediately preceding such Interest Payment Date. Interest will be computed on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months and will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Option Exercise Date.

(b) Interest on any Security that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name that Security is registered at the close of business on the Regular Record Date for such interest at the office or agency of the Company maintained for such purpose. Each installment of interest on any Security shall be paid in same-day funds by transfer to an account maintained by the payee located inside the United States.

12.      Defaulted Interest.

         Except as otherwise specified with respect to the Securities, any Defaulted Interest on any Security shall forthwith cease to be payable to the registered Holder thereof on the relevant Regular Record Date or accrual date, as the case may be, and such Defaulted Interest shall be paid by the Company as provided for in Section 12.02 of the Indenture.

13.      Denominations; Transfer; Exchange.

         The Securities are in fully registered form, without coupons, in denominations of $1,000 of Principal Amount at Maturity and integral multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities in respect of which a Purchase Notice or Change in Control Purchase Notice has been given and not withdrawn (except, in the case of a Security to be purchased in part, the portion of the Security not to be purchased) or any Securities for a period of 15 days before the mailing of a notice of redemption of Securities to be redeemed.

14.      Persons Deemed Owners.

         The registered Holder of this Security may be treated as the owner of this Security for all purposes.

15.      Unclaimed Money or Securities.

         The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Securities that remains unclaimed for two years, subject to applicable unclaimed property laws. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

16.      Amendment; Waiver.

         Subject to certain exceptions set forth in the Indenture, (a) the Indenture or the Securities may be amended with the written consent of the Holders of at least a majority in aggregate Principal Amount at Maturity of the Securities at the time outstanding and (b) certain Defaults may be waived with the written consent of the Holders of a majority in aggregate Principal Amount at Maturity of the Securities at the time outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company and the Trustee may amend the Indenture or the Securities to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 5 or Section 11.14 of the Indenture, to secure the Company's obligations under this Security or to add to the Company's covenants for the benefit of the Securityholders or to surrender any right or power conferred, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA, or as necessary in connection with the registration of the Securities under the Securities Act or to make any change that does not adversely affect the rights of any Holders.

17.      Defaults and Remedies.

         Under the Indenture, Events of Default include (a) default in payment of any cash interest (including any interest which becomes payable after the Securities have been converted to notes paying semiannual interest following the occurrence of a Tax Event) or any Contingent Cash Interest and such default continues for 30 days; (b) default in payment of the Principal Amount at Maturity (or, if the Securities have been converted to semiannual coupon notes following a Tax Event, the Restated Principal Amount), Issue Price plus accrued Original Issue Discount or cash interest, Redemption Price, Purchase Price or Change in Control Purchase Price, as the case may be, in respect of the Securities when the same becomes due and payable; (c) failure by the Company to comply with other agreements in the Indenture or the Securities, subject to notice and lapse of time; (d) default in the payment of any principal when due or resulting in acceleration of other indebtedness of the Company or any Subsidiary for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $50,000,000, and such acceleration has not been rescinded or annulled within a period of 10 days after receipt by the Company of a Notice of Default, subject to notice and lapse of time; provided, however, that if any such default shall be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed not to have occurred; (e) certain events of bankruptcy or insolvency; and (f) final unsatisfied judgments not covered by insurance aggregating in excess of $100,000,000 rendered against the Company or any Subsidiary and not stayed, bonded or discharged within 60 days. If an Event of Default occurs and is continuing, the Trustee, or the Holders of at least 25% in aggregate Principal Amount at Maturity of the Securities at the time outstanding, may declare all the Securities to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Issue Price plus Original Issue Discount and any accrued and unpaid cash interest or any Contingent Cash Interest (or, if the Securities have been converted to semiannual coupon notes following a Tax Event, the Restated Principal Amount, plus accrued interest) on the Securities becoming due and payable immediately upon the occurrence of such Events of Default.

         Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity or security reasonably satisfactory to it. Subject to certain limitations, Holders of a majority in aggregate Principal Amount at Maturity of the Securities at the time outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of amounts specified in clause (a) or (b) above) if it determines that withholding notice is in their interests.

18.      Trustee Dealings with the Company.

         Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

19.      No Recourse Against Others.

         A director, officer, employee, agent, representative, stockholder or equity holder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

20.      Authentication.

         This Security shall not be valid until an authorized signatory of the Trustee manually signs the Trustee's Certificate of Authentication on the other side of this Security.

21.      Abbreviations.

         Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors
Act).

22.      GOVERNING LAW.

         THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                             ----------------------

         The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture which has in it the text of this Security in larger type. Requests may be made to:

         RPM International Inc.
         P.O. Box 777
         2628 Pearl Road
         Medina, Ohio 44528
         Attention: General Counsel

             ASSIGNMENT FORM                                 CONVERSION NOTICE
To assign this Security, fill in the form       To convert this Security into Common Stock
below:                                          of the Company, check the box: [ ]

I or we assign and transfer this Security to    To convert only part of this Security, state
                                                the Principal Amount at Maturity to be
____________________________________________    converted (which must be $1,000 or an
                                                integral multiple of $1,000):
____________________________________________
                                                $___________________________________________
(Insert assignee's soc. sec. or tax ID no.)
                                                If you want the stock certificate made out in
____________________________________________    another person's name, fill in the form
                                                below:
____________________________________________
                                                ____________________________________________
____________________________________________
(Print or type assignee's name, address and     ____________________________________________
zip code)                                       (Insert other person's soc. sec. or tax ID no.)

and irrevocably appoint                         ____________________________________________

_____________________ agent to transfer         ____________________________________________
this Security on the books of the Company.
The agent may substitute another to act for     ____________________________________________
him.
                                                ____________________________________________
                                                (Print or type other person's name, address
                                                and zip code)

________________________________________________________________________________

Date: _____________________ Your Signature:_____________________________________

________________________________________________________________________________
     (Sign exactly as your name appears on the other side of this Security)